Exhibit 99.1

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
	Analyst Contact:	John Pollok (803) 765-4628

South State Corporation Reports First Quarter EPS up 12.5% Over 4Q 2014;

Increases Quarterly Cash Dividend

COLUMBIA, S.C.—April 30, 2015—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2015.  Highlights of the first quarter 2015 include the following:

•                  Net income available to the common shareholder improved by 12.6% to $23.9 million from 4Q 2014

•                  Earnings per share (EPS) — diluted was $0.99 compared to $0.88 in  4Q 2014, a 12.5% increase

•                  Increased dividend paid to common shareholders by 21.1%; or $0.04 per share since 1Q 2014

•                  Net income available to the common shareholder improved by 51.0% from 1Q 2014

•                  EPS — diluted was $0.66 in 1Q 2014, a 50.0% increase

•                  Non-acquired loan growth during first quarter was $118.6 million or 13.7%

•                  Commercial non-owner occupied loans grew by $31.1 million or 37.3%

•                  Consumer real estate loans grew by $74.1 million or 27.7%

•                  Commercial owner occupied loans grew by $17.3 million or 7.6%

•                  Performance ratio improvement 1Q 2015 to 4Q 2014

•                  Return on average assets improved to 1.23% from 1.07%

•                  Return on average tangible equity improved to 16.21% from 14.77%

•                  Efficiency ratio improved to 65.05% from 69.34%

•                  Balance sheet and tangible book value continued to improve from 4Q 2014

•                  Reduced other borrowings by redeeming Trust Preferred Securities of $46.3 million (7% debt)

•                  OREO decreased $6.6 million, or 15.5% to $36.1 million, including auction of approximately 70 assets with $4.0 million in carrying value

•                  Commercial loss share agreement of CBT with FDIC expired March 31, 2015

•                  Noninterest bearing deposits increased by $117.3 million or 28.6%

•                  Shareholders’ equity exceeded $1.0 billion as equity increased $22.6 million

•                  Tangible equity to tangible assets improved to 8.39% from 8.28%

•                  Asset quality improvement from 4Q 2014

•                  Nonperforming assets (NPAs) declined by 9.9%, or $7.9 million, to $71.7 million

•                  NPAs to total assets improved to 0.89% from 1.02%

•                  Net charge offs on non-acquired loans declined to negative 0.01% in 1Q 2105 (a net recovery position) compared to 0.13%

•                  Net charge offs on acquired non-credit impaired loans increased to 0.56% in 1Q 2015 compared to 0.14%

•                  Coverage ratio of ALLL on non-acquired non-performing loans remained at 121%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend of $0.24 per share payable on its common stock.  This per share amount is $0.01 per share, or 4.3% higher than the dividend paid in the immediately preceding quarter and is $0.04 per share, or 20.0%, higher than a year ago.  The dividend will be payable on May 29, 2015 to shareholders of record as of May 22, 2015.

Branch Initiatives

The first initiative is to consolidate or sell 14 branches and ATM locations over the next several quarters, subject to regulatory approval.  Below is current information about these locations:

•                  $208 million in total deposits with the average deposits per branch being $16 million (includes two branches that are being sold);

•                  Total cost savings are projected to be $4.5 million per year with the majority of the benefit being realized in compensation expense and net occupancy (starting in 3Q 2015);

•                  One-time costs are expected to be $4.5 million and incurred over the next two quarters;

•                  These costs will be offset by the sale of two branches with total deposits of approximately $32.0 million, loans of $7.8 million, and fixed assets of $1.4 million, with a gain of approximately $1.1 million;

•                  The deposit premium equals 3.5% for these two locations;

•                  Expect to close this sale in the fourth quarter of 2015.

The second initiative relates to the announcement last week where South State Corporation has entered into a purchase and assumption agreement to acquire 13 former Bank of America branches (12 in South Carolina and 1 in Georgia).  Below is current information and expectations related to these locations:

•                  Approximately $580 million in total deposits, $3 million in loans, and $7 million in fixed assets (including 34 ATMs);

•                  Deposit premium equals 5.5%, with the average cost of these deposits totaling 10 basis points;

•                  Modeled 15% deposit runoff;

•                  Over $260 million of deposits are in checking accounts which generate significant fee income;

•                  Transaction is expected to be immediately accretive to EPS and mid-single digit accretive in 2016;

•                  Internal rate of return estimated to be approximately 30%;

•                  Average branch age is approximately 45 years;

•                  Tangible book value earn back is expected within 3.5 years;

•                  Closing is expected in the third quarter of 2015, subject to regulatory approval.

First Quarter 2015 Financial Performance

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
INCOME STATEMENT	2015	2014	2014	2014	2014
Interest income
Loans, including fees (8)	$78,848	$79,893	$78,700	$79,322	$81,959
Investment securities, federal funds sold and securities purchased under agreements to resell	5,150	5,487	5,648	5,509	5,497
Total interest income	83,998	85,380	84,348	84,831	87,456
Interest expense
Deposits	2,003	2,246	2,395	2,261	2,401
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	946	1,583	1,584	1,597	1,589
Total interest expense	2,949	3,829	3,979	3,858	3,990
Net interest income	81,049	81,551	80,369	80,973	83,466
Provision for loan losses (1)	818	1,481	2,091	2,169	849
Net interest income after provision for loan losses	80,231	80,070	78,278	78,804	82,617
Noninterest income	26,505	25,299	24,453	24,399	20,548
Pre-tax operating epense	70,485	70,077	68,212	69,379	71,431
Merger and branding related expense	—	4,599	6,846	6,510	5,985
Total noninterest expense	70,485	74,676	75,058	75,889	77,416
Income before provision for income taxes	36,251	30,693	27,673	27,314	25,749
Provision for income taxes	12,325	9,445	8,346	9,368	8,832
Net income	23,926	21,248	19,327	17,946	16,917
Preferred stock dividends	—	—	—	—	1,073
Net income available to common shareholders	$23,926	$21,248	$19,327	$17,946	$15,844

Basic earnings per common share	$1.00	$0.89	$0.81	$0.75	$0.66
Diluted earnings per common share	$0.99	$0.88	$0.80	$0.74	$0.66
Operating earnings per common share - Basic (non-GAAP) (3)	$1.00	$1.02	$1.01	$0.93	$0.83
Operating earnings per common share - Diluted (non-GAAP) (3)	$0.99	$1.01	$1.00	$0.92	$0.82
Dividends per common share	$0.23	$0.22	$0.21	$0.20	$0.19
Basic weighted-average common shares outstanding	23,943,443	23,911,515	23,898,982	23,892,245	23,873,178
Diluted weighted-average common shares outstanding	24,200,709	24,189,289	24,160,461	24,140,600	24,116,174
Effective tax rate	34.00%	30.77%	30.16%	34.30%	34.30%

The Company reported consolidated net income available to common shareholders of $23.9 million, or $0.99 per diluted common share for the three-months ended March 31, 2015 up from $21.2 million, or $0.88 per diluted common share for the three-months ended December 31, 2014.  The $2.7 million increase was the result of a decline in the provision for loan losses of $663,000, an increase in noninterest income of $1.2 million, lower noninterest expenses of $4.2 million, partially offset by a decrease in net interest income of $502,000 and an increase in the provision for income taxes of $2.9 million.  During the quarter, our effective income tax rate returned to a more normalized rate of 34.00% compared to the fourth quarter which was lower due to investment in state tax credits and tax advantaged assets.

“I am pleased with our start to 2015 as we are beginning to see positive impact from our merger completed last year,” said Robert R. Hill, Jr., CEO of South State Corporation.  “We experienced strong fee income growth and new customer growth.  We continue to improve our operating leverage and are making excellent progress with a bank-wide efficiency review.  This review, along with our recently announced acquisition, will provide additional momentum toward our longer term earnings goals.  We have also experienced meaningful improvement in our performance metrics, with a return on assets of 1.23% and return on tangible equity of 16.21% during the first quarter of 2015.  This level of performance has allowed us to announce an additional increase in our cash dividend to $0.24 per share, which is the fifth consecutive quarterly increase.”

Balance Sheet and Capital

	Quarter Ending Balances
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
BALANCE SHEET	2015	2014	2014	2014	2014
Assets
Cash and cash equivalents	$630,734	$417,869	$503,028	$589,523	$612,615
Investment securities:
Securities held to maturity	9,659	9,659	10,389	10,389	10,891
Securities available for sale, at fair value	808,396	806,766	805,114	795,741	793,124
Other investments	9,031	10,518	10,518	10,518	10,518
Total investment securities	827,086	826,943	826,021	816,648	814,533
Loans held for sale	87,342	61,840	57,683	56,407	57,200
Loans:
Acquired credit impaired	866,504	919,402	980,492	1,047,336	1,113,763
Acquired non-credit impaired	1,247,349	1,327,999	1,377,343	1,447,583	1,512,201
Non-acquired	3,586,405	3,467,826	3,304,708	3,174,625	2,979,958
Less allowance for non-acquired loan losses (1)	(33,538)	(34,539)	(34,804)	(35,422)	(34,669)
Loans, net	5,666,720	5,680,688	5,627,739	5,634,122	5,571,253
FDIC receivable for loss share agreements	16,713	22,161	30,983	43,766	60,484
Other real estate owned (“OREO”)	36,096	42,726	51,250	53,733	64,147
Premises and equipment, net	171,565	171,772	173,425	184,113	187,127
Bank owned life insurance	99,751	99,140	98,505	97,933	97,314
Deferred tax asset	40,629	42,692	60,322	66,780	67,997
Mortgage servicing rights	21,510	21,601	22,052	21,015	20,925
Core deposit and other intangibles	47,223	49,239	51,291	53,371	57,568
Goodwill	317,688	317,688	317,688	317,688	317,688
Other assets	58,525	71,868	60,101	58,587	62,124
Total assets	$8,021,582	$7,826,227	$7,880,088	$7,993,686	$7,990,975

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$1,757,302	$1,639,953	$1,654,308	$1,623,291	$1,585,055
Interest-bearing	4,876,355	4,821,092	4,863,920	4,952,847	5,049,496
Total deposits	6,633,657	6,461,045	6,518,228	6,576,138	6,634,551
Federal funds purchased and securities sold under agreements to repurchase	276,774	221,541	231,229	280,595	254,985
Other borrowings	55,003	101,210	101,127	101,045	100,963
Other liabilities	48,584	57,511	62,509	82,890	66,313
Total liabilities	7,014,018	6,841,307	6,913,093	7,040,668	7,056,812

Shareholders’ equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	60,392	60,377	60,338	60,325	60,296
Surplus	702,648	701,764	700,579	699,324	698,079
Retained earnings	241,526	223,156	207,219	192,961	179,842
Accumulated other comprehensive income (loss)	2,998	(377)	(1,141)	408	(4,054)
Total shareholders’ equity	1,007,564	984,920	966,995	953,018	934,163
Total liabilities and shareholders’ equity	$8,021,582	$7,826,227	$7,880,088	$7,993,686	$7,990,975

Common shares issued and outstanding	24,156,759	24,150,702	24,135,220	24,130,006	24,118,243

At March 31, 2015, the Company’s total assets were $8.0 billion, up from $7.8 billion at December 31, 2014. Since December 31, 2014, the Company has experienced asset growth primarily in cash and cash equivalents of $212.9 million; non-acquired loans by $118.6 million and loans held for sale of $25.5 million.  During the first quarter of 2015, more of the residential mortgages were refinanced into “loans held for sale” resulting in a higher balance and record mortgage banking income.  This growth was mostly offset by acquired loan reductions of $133.5 million; OREO down by $6.6 million; and FDIC receivable down by $5.4 million.  Liabilities increased due to increases in deposits (both noninterest bearing and interest bearing) of $172.6 million and Fed funds purchased and securities sold under repurchase agreements of $55.2 million.  These increases were partially offset by redemption of Trust Preferred Securities in other borrowings of $46.3 million.

The Company’s book value per common share increased to $41.71 per share at March 31, 2015, compared to $40.78 at December 31, 2014.  Capital increased by $22.6 million due primarily to net income of $23.9 million, which was offset by the common dividend paid of $5.6 million.  Accumulated other comprehensive loss changed to a comprehensive gain, during the first quarter 2015, with the increased unrealized gains in the AFS securities portfolio during the quarter of $3.3 million, net of tax.  Tangible book value (“TBV”) per common share increased by $1.01 per share to $26.60 at March 31, 2015, from $25.59 at December 31, 2014.  This increase was primarily the result of the strong net income during the quarter, net of the dividend paid to shareholders.  In addition, tangible equity to tangible assets increased to 8.39% at March 31, 2015 up from 8.28% at December 31, 2014 and up 1.05% from March 31, 2014 when the ratio was 7.34%.

The total risk-based capital (RBC) ratio is estimated to be 13.8% down from December 31, 2014 of 14.3%.  Tier 1 leverage ratio increased slightly from December 31, 2014 to 9.5%.  The decrease in total RBC was driven by the adoption of Basel III and the redemption of $46.3 million of trust preferred securities.  These were partially offset by strong net income for the quarter.  The Company’s capital position remains “well-capitalized” by all measures at March 31, 2015.

“Our quarterly earnings are contributing significantly to our capital position, which now exceeds $1.0 billion in equity,” said John C. Pollok, COO and CFO.  “The first quarter had several events that should provide ongoing improvement in our operating results including, the redemption of $46.3 million in trust preferred securities, expiration of the commercial loss share agreement of CBT, and the auction of 70 assets in OREO.  In addition, the financial impact of the First Financial merger is evident as revenue synergies are being realized post integration.”

	Quarter Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
PERFORMANCE RATIOS	2015	2014	2014	2014	2014
Return on average assets (annualized)	1.23%	1.07%	0.96%	0.91%	0.86%
Operating return on average assets (annualized) (non-GAAP) (3)	1.23%	1.23%	1.21%	1.12%	1.06%
Operating return on average equity (annualized) (non-GAAP) (3)	9.73%	9.93%	9.99%	9.43%	8.51%
Return on average tangible common equity (annualized) (non-GAAP) (7)	16.21%	14.77%	13.97%	13.62%	12.59%
Operating return on average tangible common equity (annualized) (non-GAAP) (3) (7)	16.21%	16.85%	17.23%	16.59%	15.47%
Efficiency ratio (tax equivalent)	65.05%	69.34%	70.98%	71.52%	73.84%
Dividend payout ratio (2)	23.22%	25.00%	26.22%	26.89%	28.91%
Book value per common share	$41.71	$40.78	$40.07	$39.50	$38.73
Tangible common equity per common share (non-GAAP) (7)	$26.60	$25.59	$24.78	$24.12	$23.17

CAPITAL RATIOS
Equity-to-assets	12.56%	12.58%	12.27%	11.92%	11.69%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.39%	8.28%	7.96%	7.63%	7.34%
Tier 1 common equity (6)	12.2%
Tier 1 leverage (6)	9.5%	9.4%	9.1%	8.9%	8.6%
Tier 1 risk-based capital (6)	13.1%	13.5%	13.2%	12.9%	12.7%
Total risk-based capital (6)	13.8%	14.3%	14.1%	13.8%	13.6%

OTHER DATA
Number of branches	127	127	127	135	136
Number of employees (full-time equivalent basis)	2,051	2,081	2,057	2,095	2,104

Asset Quality

	Ending Balance
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
(Dollars in thousands)	2015	2014	2014	2014	2014
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$27,574	$28,516	$30,481	$35,313	$37,442
Non-acquired OREO and other nonperforming assets	6,500	7,947	9,360	9,003	12,187
Total non-acquired nonperforming assets	34,074	36,463	39,841	44,316	49,629
Acquired
Acquired nonperforming loans	7,380	7,646	5,860	—	—
Acquired OREO and other nonperforming assets	30,268	35,473	42,530	45,542	52,992
Total acquired nonperforming assets	37,648	43,119	48,390	45,542	52,992
Total nonperforming assets	$71,722	$79,582	$88,231	$89,858	$102,621

	Quarter Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2015	2014	2014	2014	2014
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.94%	1.00%	1.05%	1.12%	1.16%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	121.63%	121.12%	114.18%	100.31%	92.59%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	-0.01%	0.13%	0.26%	0.17%	0.05%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.56%	0.14%	0.12%	0.00%	0.00%
Total nonperforming assets as a percentage of total assets	0.89%	1.02%	1.12%	1.12%	1.28%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.77%	0.82%	0.92%	1.11%	1.26%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.95%	1.05%	1.20%	1.39%	1.66%
Total nonperforming assets as a percentage of total assets (5)	0.42%	0.47%	0.51%	0.55%	0.62%

During the first quarter of 2015, overall asset quality continued to improve.  Non-acquired NPAs, excluding acquired loans and acquired other real estate owned (OREO), declined by $2.4 million, or 6.6%, to $34.1 million.  Non-acquired nonperforming loans decreased by $942,000, or 3.3%, and non-acquired OREO decreased $1.5 million, or 19%.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.95% compared to 1.05% in the fourth quarter of 2014.  Total NPAs, including acquired NPAs, declined by $7.9 million, or 9.9% from the fourth quarter 2014 level of $79.6 million to $71.7 million at March 31, 2015.

During the first quarter, the Company reported $7.4 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was a decrease of $266,000 from the fourth quarter of 2014.  Additionally, acquired nonperforming OREO and other assets owned declined by $5.5 million from December 31, 2014.

At March 31, 2015, the allowance for non-acquired loan losses was $33.5 million or 0.94% of non-acquired period-end loans.  The current allowance for loan losses provides 1.21 times coverage of period-end non-acquired nonperforming loans the same at December 31, 2014 and up from 0.93 times at March 31, 2014.  Net charge-offs (recoveries) within the non-acquired portfolio were ($54,000) for the quarter or -0.01% annualized, down from the fourth quarter of 2014 of $1.1 million or 0.13% annualized, and down from the first quarter of 2014 of $332,000, or 0.05% annualized.  During the first quarter, the allowance for loan losses was reduced by $1.1 million compared to an increase of $875,000 in the fourth quarter of 2014 through the provision for loan losses due to improvements in asset quality in the non-acquired portfolio.

During the quarter, net charge offs related to “acquired non-credit impaired loans” were $1.8 million or 0.56% annualized, and the Company recorded a provision for loan losses, accordingly.  These charge-offs consisted of several large home equity loans on the coast of South Carolina and other consumer loans.  This was higher than the fourth quarter 2014 of $490,000, or 0.14% annualized net charge offs.

Total OREO decreased by $6.6 million during the first quarter to $36.1 million compared to the fourth quarter of 2014 of $42.7 million.  This decline was primarily the result of an auction of approximately 70 assets in early February 2015 with a carrying value of approximately $4.0 million.  Additionally, a former branch was sold at a loss of approximately $360,000 during the quarter. As a result, our OREO and loan related costs were up $494,000 during the quarter to $3.0 million compared to the fourth quarter of $2.5 million.

Net Interest Income and Margin

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$371,226	$411	0.45%	$381,491	$463	0.48%	365,026	$460	0.51%
Investment securities (taxable)	674,310	3,661	2.20%	675,672	3,898	2.29%	651,631	3,881	2.42%
Investment securities (tax-exempt)	140,954	1,078	3.10%	143,953	1,126	3.10%	149,632	1,156	3.13%
Loans held for sale	54,673	413	3.06%	46,540	636	5.42%	29,386	320	4.42%
Loans	5,706,831	78,435	5.57%	5,681,286	79,257	5.53%	5,647,034	81,639	5.86%
Total interest-earning assets	6,947,994	83,998	4.90%	6,928,942	85,380	4.89%	6,842,709	87,456	5.18%
Noninterest-earning assets	949,207			962,967			1,117,078
Total Assets	$7,897,201			$7,891,909			$7,959,787

Interest-Bearing Liabilities:
Transaction and money market accounts	$2,942,678	$747	0.10%	$2,911,247	$765	0.10%	$2,880,128	$813	0.11%
Savings deposits	664,074	110	0.07%	658,664	119	0.07%	656,266	118	0.07%
Certificates and other time deposits	1,208,934	1,146	0.38%	1,268,408	1,362	0.43%	1,496,733	1,470	0.40%
Federal funds purchased and repurchase agreements	279,569	96	0.14%	238,842	80	0.13%	273,636	101	0.15%
Other borrowings	58,073	850	5.94%	101,173	1,503	5.89%	101,513	1,488	5.94%
Total interest-bearing liabilities	5,153,328	2,949	0.23%	5,178,334	3,829	0.29%	5,408,276	3,990	0.30%
Noninterest-bearing liabilities	1,746,400			1,737,179			1,557,438
Shareholders’ equity	997,473			976,396			994,073
Total liabilities and shareholders’ equity	$7,897,201			$7,891,909			$7,959,787
Net interest income and margin (NON-TAX EQUIV.)		$81,049	4.73%		$81,551	4.67%		$83,466	4.95%
Net interest margin (TAX EQUIVALENT)			4.78%			4.72%			5.00%

Non-taxable equivalent net interest income was $81.0 million for the first quarter of 2015, a net $502,000 decrease from the fourth quarter of 2014, resulting primarily from the following:

1.              A $104.7 million decrease in the average balance of acquired loans from the fourth quarter of 2014, coupled with a 25 basis point improvement in the yield resulted in a decline in interest income of $1.6 million.  The yield improvement on acquired loans from 7.68% in the fourth quarter of 2014 to 7.93% in the first quarter of 2015 was the result of improved cash flows in certain pools; offset by

2.              A $130.2 million increase in the average balance of non-acquired loans which resulted in an increase in interest income of approximately $765,000; with the yield increasing slightly to 4.10% during the first quarter from 4.08% in the fourth quarter; and

3.              The decrease in interest expense from funding sources was $880,000.  This decline was primarily the result of the decrease in other borrowings as Trust Preferred Securities of $46.3 million were redeemed in early January 2015 resulting in a decrease of interest expense of $653,000.  The expected rate paid on other borrowings should be approximately 4.70%, assuming a similar rate environment as first quarter of 2015.  The average balance of certificates of deposit declined $59.5 million and the rate declined by 5 basis points during the quarter resulting in a decrease of interest expense of $216,000.

Tax-equivalent net interest margin increased 6 basis points from the fourth quarter of 2014 and declined by 22 basis points from the first quarter of 2014.  The Company’s average yield on interest-earning assets increased 1 basis point while the average rate on interest-bearing liabilities decreased 6 basis points from the fourth quarter of 2014.  During the first quarter of 2015, the Company’s average total assets remained the same as December 31,

2014 at $7.9 billion and average earning assets remained at $6.9 billion.  Average interest-bearing liabilities remained the same at $5.2 billion for both first quarter of 2015 and fourth quarter of 2014.  Average non-interest bearing demand deposits increased by $9.2 million during the quarter and by $189.0 million from March 31, 2014.

Noninterest Income and Expense

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
(Dollars in thousands)	2015	2014	2014	2014	2014
Noninterest income:
Service charges on deposit accounts	$8,108	$8,986	$9,126	$9,144	$8,988
Bankcard services income	7,599	7,320	7,489	7,741	7,105
Mortgage banking income	6,626	4,072	4,124	4,683	3,291
Trust and investment services income	4,934	4,499	4,490	4,812	4,543
Securities gains, net	—	—	(90)	88	—
Amortization of FDIC indemnification asset	(3,207)	(4,177)	(4,825)	(5,815)	(7,078)
Recoveries of fully charged off acquired loans	255	1,633	1,596	1,660	1,287
Other	2,190	2,966	2,543	2,086	2,412
Total noninterest income	$26,505	$25,299	$24,453	$24,399	$20,548

Noninterest expense:
Salaries and employee benefits	$40,987	$39,034	$40,029	$40,276	$39,093
Net occupancy expense	5,237	5,701	5,387	5,731	5,608
Information services expense	3,958	3,724	3,417	4,279	4,398
Furniture and equipment expense	3,145	3,100	3,166	3,264	3,744
OREO expense and loan related	3,014	2,520	3,374	1,875	4,203
Business development and staff related	2,114	1,736	1,482	1,747	1,571
Amortization of intangibles	2,016	2,052	2,080	2,084	2,104
Bankcard expense	1,980	2,043	2,141	2,187	2,256
Supplies, printing and postage expense	1,612	2,074	1,681	1,599	1,583
Professional fees	1,409	1,459	1,068	1,190	1,262
FDIC assessment and other regulatory charges	1,184	1,321	1,268	1,267	1,576
Advertising and marketing	888	1,172	837	1,054	1,007
Other operating expenses	2,941	4,141	2,282	2,826	3,026
Merger and branding related expense	—	4,599	6,846	6,510	5,985
Total noninterest expense	$70,485	$74,676	$75,058	$75,889	$77,416

Noninterest income was higher than the fourth quarter of 2014 by approximately $1.2 million to $26.5 million. The increase was primarily the result of lower amortization of the FDIC indemnification asset by $970,000, with the end of the CBT commercial loss share agreement, and higher mortgage banking income of $2.6 million.  These two were partially offset by declines in service charges on deposit accounts of $878,000 due to first quarter seasonality and customer behavior changes; lower recoveries of acquired loans of $1.4 million and lower other revenue of $776,000.  We anticipate a significant decline in the amortization of the FDIC indemnification asset in the second quarter of 2015, with the expiration of the CBT commercial loss share agreement (which began in January 2010).

Compared to the first quarter of 2014, noninterest income grew by $6.0 million due primarily to the reduced amortization of the indemnification asset by $3.9 million and improved mortgage banking income of $3.3 million. These increases were partially offset by declines in service charges on deposit accounts of $880,000 and lower recoveries of acquired loans of $1.0 million.

Noninterest expense was $70.5 million in the first quarter of 2015, down from $74.7 million in the fourth quarter of 2014.  This decrease from the fourth quarter of 2014 was primarily due to the elimination of merger-branding charges.  Salaries and benefits were higher during the quarter by $2.0 million due primarily to payroll taxes  (FICA and unemployment started over with the new year); and OREO expense and other loan related were

$494,000 higher due to the auction of 70 assets in February and related loss of approximately $640,000, net of indemnification claims.  These increases were mostly offset by improvements in net occupancy, FDIC assessment and other regulatory charges, advertising and marketing, supplies, printing and postage expense, and other expense (led by $859,000 improvement in passive losses from investments for tax credits).  Compared to the first quarter of 2014, noninterest expense improved by $6.9 million primarily with the elimination of merger-branding related expense of $6.0 million.

South State Corporation will hold a conference call today, April 30th; at 11 a.m. Eastern Time during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10062894.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning April 30th by 2:00 p.m. Eastern Time until 9:00 a.m. on May 14th, 2015.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10062894.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 19 South Carolina counties, 12 Georgia counties and 4 North Carolina counties for over 80 years.  The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.0 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
RECONCILIATION OF NON-GAAP TO GAAP	2015	2014	2014	2014	2014
Operating Earnings (non-GAAP) (3)
Net operating earnings available to common shareholders (non-GAAP)	$23,926	$24,432	$24,171	$22,165	$19,776
Securities (gains) losses, net of tax	—	—	(63)	58	—
Merger and branding related expense, net of tax	—	(3,184)	(4,781)	(4,277)	(3,932)
Net income available to common shareholders (GAAP)	$23,926	$21,248	$19,327	$17,946	$15,844

Operating earnings per common share - Basic (3)
Operating earnings per common share - Basic (non-GAAP)	$1.00	$1.02	$1.01	$0.93	$0.83
Effect to adjust for merger and branding related expenses	—	(0.13)	(0.20)	(0.18)	(0.17)
Earnings per common share - Basic (GAAP)	$1.00	$0.89	$0.81	$0.75	$0.66

Operating earnings per common share - Diluted (3)
Operating earnings per common share - Diluted (non-GAAP)	$0.99	$1.01	$1.00	$0.92	$0.82
Effect to adjust for merger and branding related expenses	—	(0.13)	(0.20)	(0.18)	(0.16)
Earnings per common share - Diluted (GAAP)	$0.99	$0.88	$0.80	$0.74	$0.66

Operating Return of Average Assets (3)
Operating return on average assets (non-GAAP)	1.23%	1.23%	1.21%	1.12%	1.06%
Effect to adjust for merger and branding related expenses	0.00%	-0.16%	-0.25%	-0.21%	-0.20%
Return on average assets (GAAP)	1.23%	1.07%	0.96%	0.91%	0.86%

Operating Return of Average Equity (3)
Operating return on average equity (non-GAAP)	9.73%	9.93%	9.99%	9.43%	8.51%
Effect to adjust for securities gains (losses)	0.00%	0.00%	-0.03%	0.02%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	-1.30%	-1.97%	-1.82%	-1.61%
Return on average equity (GAAP)	9.73%	8.63%	7.99%	7.63%	6.90%

Operating Return on Average Common Tangible Equity (3) (7)
Operating return on average common tangible equity (non-GAAP)	16.21%	16.85%	17.23%	16.59%	15.47%
Effect to adjust for securities gains (losses)	0.00%	0.00%	-0.03%	0.02%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	-1.29%	-1.98%	-1.82%	-1.71%
Effect to adjust for intangible assets	-6.48%	-6.93%	-7.24%	-7.17%	-6.87%
Return on average common equity (GAAP)	9.73%	8.63%	7.99%	7.63%	6.89%

Tangible Book Value Per Common Share (7)
Tangible book value per common share (non-GAAP)	$26.60	$25.59	$24.78	$24.12	$23.17
Effect to adjust for intangible assets	15.11	15.19	15.29	15.38	15.56
Book value per common share (GAAP)	$41.71	$40.78	$40.07	$39.50	$38.73

Tangible Equity-to-Tangible Assets (7)
Tangible equity-to-tangible assets (non-GAAP)	8.39%	8.28%	7.96%	7.63%	7.34%
Effect to adjust for intangible assets	4.17%	4.30%	4.31%	4.29%	4.35%
Equity-to-assets (GAAP)	12.56%	12.58%	12.27%	11.92%	11.69%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Operating earnings, operating return on average assets, and operating return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, and merger and branding related expense. Management believes that non-GAAP operating measures provide additional useful information that allows readers to evaluate the ongoing performance of the company. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP. Operating earnings and the related operating return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis: (a) pre-tax merger and branding related expense of $4.6 million, $6.8 million, $6.5 million, and $6.0 million, for the quarters ended December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014, respectively; and (b) securities gains (losses) of ($90,000) and $88,000 for the quarters ended September 30, 2014 and June 30, 2014.

(4)	Repossessed assets include OREO and other nonperforming assets.

(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	March 31, 2015 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed. All ratios are rounded down to one decimal point.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets. The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income. Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP. The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related the discount on acquired performing loans on $1.6 million; $2.3 million; $2.4 million; $2.2 million; and $3.0 million, respectively during the five quarters above.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this report which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934.   Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.   The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against the Company; (2) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (3) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of the Company’s equity; (4) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (5) risks associated with an anticipated increase in the Company’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities the Company desires to acquire are not available on terms acceptable to the Company; (6) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (7) transaction risk arising from problems with service or product delivery; (8) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (9) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (10) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (11) reputation risk that adversely affects earnings or capital arising from negative public opinion; (12) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (13) cybersecurity risk related to our dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches,  subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (14) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (15) greater than expected noninterest expenses; (16) excessive loan losses; (17) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (18) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integrations, and including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (19) the risks of fluctuations in market prices for Company common stock that may or may not reflect economic condition or performance of the Company; (20) the payment of dividends on Company common stock is subject to regulatory supervision as well as the discretion of the board of directors of the Company, the Company’s performance and other factors; and (21) other risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K filed with the SEC or disclosed in documents filed or furnished by the Company with or to the SEC after the filing of such Annual report on Form 10-K, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward looking statements.  The Company undertakes no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.